Exhibit 99.1
For Immediate Release
TROPICANA ENTERTAINMENT, LLC APPOINTS INDUSTRY VETERAN
ROBERT KOCIENSKI AS CHIEF FINANCIAL OFFICER
     Crestview Hills, KY, May 1, 2008 — Tropicana Entertainment, LLC announced today that gaming industry veteran Robert Kocienski has been named the company’s senior vice president, chief financial officer and treasurer.
     Kocienski, whose appointment is effective immediately, succeeds Theodore R. Mitchel, who will now focus on his role as CFO of Columbia Sussex Corp., one of the largest privately held developers, owners and operators of hotel properties in the United States.
     “Bob is a respected, well-known and experienced gaming executive and his appointment is a great addition to our management team,” said Tropicana President Scott C. Butera. “His gaming industry and financial expertise will be valuable assets to Tropicana.”
     Kocienski has a diversified background which includes senior-level experience in finance and operations. Most recently, he served as CFO of the Cosmopolitan Resort & Casino in Las Vegas, a 6.5 million-square-foot development project on the Las Vegas strip, where he oversaw the transition from construction phase to operations phase.
     Kocienski served as executive vice president and CFO for the Mirage Hotel and Casino Resort from 2000 to 2003 and the Golden Nugget Las Vegas from 1992 to 2000. In previous years Kocienski held senior positions at Torguson Gaming Group, Inc., Charles Town Races & Slots, and The Las Vegas Hilton. He also served as a Supervising Agent in the New Jersey Division of Gaming Enforcement from November 1978 to October 1984.
     Kocienski earned a bachelor of science degree in business administration at Bloomsburg University of Pennsylvania with a major in accounting.
About Tropicana Entertainment
     Tropicana Entertainment, an indirect subsidiary of Tropicana Casinos and Resorts, is one of the largest privately-held gaming entertainment providers in the United States. Additional information can be found on the Company’s website at www.tropicanacasinos.com. None of the information contained on the Company’s website shall be deemed incorporated by reference or otherwise included herein.

Contacts
Investors:	Media:
Derek Haught	Hud Englehart
Tropicana Entertainment	Beacon Advisors
859-669-1500	513-533-4800